 EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, JULY 29, 2008

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS SECOND QUARTER 2008 RESULTS

Chapel Hill, N.C., July 29, 2008 — POZEN Inc. (NASDAQ: POZN), today announced results for the second quarter ended June 30, 2008.

Second-Quarter Results

POZEN reported net income of $13.3 million, or $0.43 per share on a diluted basis, for the second quarter of 2008, compared to a net loss of ($3.8) million, or ($0.13) loss per share on a diluted basis, for the second quarter of 2007.

For the second quarter of 2008, POZEN reported revenue of $33.1 million as compared to $11.9 million for the second quarter of 2007.  The increase in revenue was primarily due to the receipt of $20 million in milestone payments from GlaxoSmithKline (GSK).

Operating expenses for the second quarter of 2008 totaled $20.3 million as compared to $16.5 million for the comparable period in 2007. The increase in operating expenses was primarily due to an increase in costs associated with the PN program.

At June 30, 2008, cash, cash equivalents and short-term investments totaled $72.2 million compared to $73.9 million at December 31, 2007.  POZEN has a $9.4 million receivable balance due from AstraZeneca and GSK at June 30, 2008.

Six-Month Results

POZEN reported net income of $6.0 million, or $0.19 per share on a diluted basis, for the six-month period ended June 30, 2008, compared with a net loss of ($5.9) million, or ($0.20) loss per share on a diluted basis, for the same period in 2007.

For the six months ended June 30, 2008, POZEN reported revenue of $41.0 million compared to $19.6 million for the same period in 2007. The increase in revenue was primarily due to the receipt of $20 million in milestone payments from GSK.

Operating expenses for the six months ended June 30, 2008 were $36.2 million as compared to $27.1 million for the comparable period in 2007.  The increase in operating expenses was primarily due to increase in costs associated with the PN program.

Corporate Highlights

Treximet™ (sumatriptan and naproxen sodium) tablets were launched by GlaxoSmithKline in mid-May for the acute treatment of migraine, with or without aura, in adults.  POZEN accrued $0.8 million for royalties in the quarter based on estimated Treximet net sales.  Treximet has already overtaken the three smallest products in the category and achieved 3.7% of new migraine prescriptions for the month of June 2008, according to IMS.

A podium presentation on the PN 200 (immediate release omeprazole 20 mg, and enteric coated naproxen 500 mg) concept trial was presented at Digestive Disease Week on May 18, 2008 by Dr. Jay Goldstein, Professor of Medicine with the Department of Medicine, University of Illinois at Chicago.  The results demonstrated a clinically significant benefit (p<0.001) for PN 200 versus enteric coated naproxen through the six-month treatment period, and showed a cumulative incidence of gastric ulcers (the primary endpoint) of 8.3% for PN 200 vs. 29.4% for 500 mg enteric coated naproxen.

POZEN filed a Special Protocol Assessment (SPA) for PA32540 in June 2008.  As part of the submission, POZEN provided data indicating that PA32540 is bioequivalent to 325 mg enteric coated aspirin.

Financial Guidance

For the 2008 year, POZEN continues to expect total revenue to be in the range of $62 to $68 million.  Expected revenue includes the $20 million in milestone payments already received from GSK in April 2008.  Total operating expenses are expected to be in the range of $67 to $71 million, including $5 to $6 million of non-cash stock-based compensation expense.

Second-Quarter Results Webcast

POZEN will hold a webcast to present second quarter results and management’s outlook on Tuesday, July 29, 2008 at 10:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet, which was recently approved by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2008.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Licensing revenue	$24,519,015	$3,701,000	$28,370,096	$7,402,000
Development revenue	8,605,038	8,233,383	12,582,946	12,188,387
Total revenue	33,124,053	11,934,383	40,953,042	19,590,387
Operating expenses:
General and administrative	3,142,869	2,924,565	5,991,842	6,155,104
Research and development	17,144,221	13,603,599	30,256,753	20,908,017
Total operating expenses	20,287,090	16,528,164	36,248,595	27,063,121
Other income:
Interest and other income, net	497,140	746,706	1,258,404	1,536,019
Net income (loss) attributable to common stockholders	$13,334,103	$(3,847,075)	$5,962,851	$(5,936,715)

Basic net income (loss) per common share	$0.45	$(0.13)	$0.20	$(0.20)

Shares used in computing basic net income (loss) per common share	29,759,250	29,502,372	29,741,406	29,485,882

Diluted net income (loss) per common share	$0.43	(0.13)	$0.19	(0.20)

Shares used in computing diluted net income (loss) per common share	30,707,710	29,502,372	30,636,529	29,485,882

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$31,202,497	$37,660,068
Investments	41,025,121	36,282,108
Accounts Receivable	9,429,038	2,129,003
Prepaid expenses and other current assets	662,020	1,198,397
Total current assets	82,318,676	77,269,576
Equipment, net of accumulated depreciation	84,668	117,485
Total assets	$82,403,344	$77,387,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,387,048	$2,536,040
Accrued compensation	983,855	1,392,849
Accrued expenses	5,132,885	3,796,164
Deferred revenue	15,780,058	15,936,125
Total current liabilities	27,283,846	23,661,178

Long-term liabilities:
Deferred revenue	11,085,044	18,475,074
Total liabilities	38,368,890	42,136,252

Total stockholders’ equity	44,034,454	35,250,809
Total liabilities and stockholders’ equity	$82,403,344	$77,387,061

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